EXHIBIT 5.1 135 Commonwealth Drive
Menlo Park, California 94025
Tel: (650) 328-4600 Fax: (650) 463-2600
www.lw.com

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Geron Corporation
230 Constitution Drive
Menlo Park, California 94025

Re:	Registration of 250,465 shares of common stock,par value $.001 per share, of Geron Corporation, pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

     In connection with the registration of 250,465 shares of common stock, par value $.001 per share, of Geron Corporation, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The shares being registered include 250,465 shares of common stock which were issued and sold to Finnegan, Henderson, Farabow, Garrett & Dunner, LLP, (“Finnegan”) pursuant to a Stock Purchase Agreement dated as of March 21, 2003 by and between the Company and Finnegan (the “Shares”).

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the

April 25, 2003

effect thereon, of the laws of any jurisdiction or any other laws or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/ Latham & Watkins